EDUCATIONAL TRAINING INSTITUTE INC.
BALANCE SHEET
SEPTEMBER 30, 2009

ASSETS

Current Assets
Cash	$8,559
Student tuition receivable, net of allowance for uncollectables of $1,716	169,916
Deferred corporate income tax	481
Total current assets	178,956

Machinery, Equipment and Leasehold Improvements, at cost, net of accumulated depreciation of $17,098	2,471

Other Assets
Related party receivable	16,802

Total assets	$198,229

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$50,453
Payroll taxes payable	33,660
Corporate income tax payable	38,642
Bank loan payable	27,618
Deferred tuition revenue	98,544
Total current liabilities	248,917

Stockholders' Equity
Common stock - no par value; 200 shares authorized;
100 shares issued and outstanding	2,500
Retained earnings (deficit)	(53,188)
Total stockholders' equity (deficiency)	(50,688)

Total liabilities and stockholders' equity	$198,229

EDUCATIONAL TRAININNG INSTITUTE INC.
STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Revenues
Tuition and student fees	$2,545,497
Management fees	131,700
Total revenues	2,677,197

Operating Costs and Expenses
Student instructional costs	518,996
Recruitment costs	61,715
Occupancy costs	205,050
General and administrative expenses	1,068,915
Total operating costs and expenses	1,854,676

Operating income before interest and depreciation	822,521

Interest expense	2,924

Income before depreciation	819,597

Depreciation expense	877

Income before income taxes	818,720

Corporate income tax	34,741

Net income	$783,979

EDUCATIONAL TRAINING INSTITUTE, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

	Common Stock		Retained	Total
	Issued		Earnings	Stockholders'
	Shares	Amount	(Deficit)	Equity (Deficiency)

Beginning balance - December 31, 2008	100	$2,500	$141,158	$143,658

Net income for the nine months ended September 30, 2009			783,979	783,979

Distribution of S Corp income			(978,325)	(978,325)

Ending balance - September 30, 2009	100	$2,500	$(53,188)	$(50,688)

EDUCATIONAL TRAINING INSTITUTE INC.
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Cash Flows from Operating Activities
Net income	$783,979
Noncash items included in net income:
Depreciation expense	877
784,856

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	1,536,714
Deferred corporate income tax	(481)
Security deposits	3,523
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(165,018)
Payroll taxes payable	(194,573)
Corporate income tax payable	33,972
Deferred tuition revenue	(1,028,123)
186,014

Net cash provided by operating activities	970,870

Cash Flows from Investing Activities:	0

Cash Flows from Financing Activities:
Increase in bank loan payable	2,591
Increase in receivables due from related company	(16,802)
Distribution of S Corp income to stockholders	(978,325)

Net decrease in cash	(21,666)

Cash - January 1, 2009	30,225

Cash - September 30, 2009	$8,559

Supplemental disclosure of cash flow information:
Cash paid during the nine months for interest	$1,873
Cash paid during the nine months for income taxes	$1,250